Exhibit 10.7

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

*** Confidential material redacted and filed separately with the Commission.

Sales Agreement among

Toshiba Corporation, Toshiba America Electronic Components, Inc. and Violin Memory, Inc.

TOSHIBA TOSHIBA AMERICA ELECTRONIC COMPONENTS, INC.

This Sales Agreement (“Agreement”) is entered into as of June 27,2011 (the “Effective Date”), by and between Toshiba Corporation (“Toshiba”), a Japanese corporation, with its principal office at 1-1, Shibaura 1-chome, Minato-ku, Tokyo 105-8001, Japan, on behalf of itself and its Affiliates that have been identified in an Exhibit C attached hereto, including Toshiba America Electronic Components, Inc. (“TAEC”), a California corporation, with its principal office at 19900 MacArthur Boulevard, Suite 400, Irvine, California 92612 (hereinafter collectively referred to as “Seller”) and Violin Memory, Inc., a Delaware corporation, with its principal office at 685 Clyde Avenue, Mountain View, California 94043, on behalf of itself and its Affiliates that have been Identified in Exhibit D attached hereto (hereinafter collectively referred to as “Buyer”). For purposes of this Agreement, “Affiliates” of a party means any entity that is directly or indirectly, Controlling or Controlled by or under direct or indirect common Control with that party, where “Control” means the possession of more than fifty percent (50%) of the voting stock. A party and its Affiliates (which purchase or supply Products under this Agreement) that have been listed in Exhibit C (C-1, C-2, etc.) attached hereto for Seller, or that nave been listed in Exhibit D attached hereto for Buyer, shall be Jointly and severally liable for their obligations under this Agreement.

WHEREAS, Buyer desires to acquire flash memory products from Seller, and Seller desires to supply flash memory products to Buyer, in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants of the parties made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.	Products

1.1	The term “Products” as used herein refers to the Toshiba standard NAND Flash Memory Chip products (which shall comply with the Specification) sold by Seller to Buyer hereunder and as set forth in Exhibit A, attached hereto and incorporated herein, as may be updated from time to time to add products by an amendment executed by both parties.

1.2	The term “Specification” means the datasheet of the Products in its most current form at the time of shipment by Seller of the applicable Products.

1.3	From time to time, Buyer may propose to supplement, extend or otherwise modify the Specification for any Product to include other specifications, *** for the Product, in order to describe the functionality and performance of the Product with a higher level of details than Seller’s standard datasheet (collectively, “Spec Enhancements”). Seller and Buyer will discuss all such Spec Enhancements in good faith, and will memorialize their mutual agreement, if reached, in a writing executed by both parties (“Memorialized SE”), then for the purposes of this Agreement, but not Seller’s business generally, the applicable Specification shall thereafter be deemed to incorporate such Memorialized SEs. If the parties are unable to reach agreement regarding some or all of the Spec
Enhancements that represent elements or aspects of the Product that are essential in realizing competitive system performance of Buyer’s products incorporating the Product (“Essential SE”), despite their reasonable good faith discussions, then Section 2.1 shall not apply in respect of Buyer’s purchases of third party products that address any of such Essential SEs.

1.4	Seller shall inform Buyer in writing, in a reasonably detailed Product change notice (“PCN”) if it intends to introduce any change in any Product that may affect the form, fit, function, mask, safety or performance of the Product, including, without limitation, change in materials, manufacturing process or manufacturer of the Product (a “Change”) (whether or not that change would result in any change to its revision level or part number), at least ninety (90) days prior to the date Seller intends to introduce the Change. For clarification, such Changes do not include any change in packing materials, and/or packing specifications.

1.5	Seller shall not supply any Changed Product without Buyer’s prior written approval, which shall not be unreasonably withheld. Without charge, Seller shall supply Buyer with reasonable quantities of samples of Changed Products for Buyer’s trial use, test and evaluation. Buyer shall use reasonable efforts to notify Seller within ninety (90) days after receipt of the PCN or, if later, ninety (90) days after receipt of sample of Changed Products,

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

*** Confidential material redacted and filed separately with the Commission.

Sales Agreement among

Toshiba Corporation, Toshiba America Electronic Components, Inc. and Violin Memory, Inc.

whether such Change is acceptable to Buyer. If the Change is not acceptable, then Seller shall continue to supply the unchanged Product, subject to Article 11 hereof. If Buyer fails to expressly accept or reject any Change within such ninety (90) day period, then Seller shall consider such Change accepted.

1.6	At the request of Buyer, Seller and Buyer will discuss in good faith ways in which Seller could support Buyer’s marketing activities, to the extent that such support would be reasonably beneficial to both parties. Any marketing support provided by Seller to Buyer will be on a non-exclusive basis and will be pursuant to an agreement between them as to the specific steps to be taken by each party in connection with such marketing activities and support.

1.7	Upon Buyer’s request from time to time, and Seller’s prior approval (which approval shall not be unreasonably withheld), Seller shall provide Buyer with written reports that describe Sellers *** of any Product (and/or samples of Changed Products), Including ***. Further, upon Buyer’s request, Seller and Buyer will discuss possible ways In which Seller may support Buyer in optimizing Buyer’s products that incorporate Seller’s Products, including without limitation, through *** of *** for the Products and licensing thereof for Buyer’s development and commercialization of its products incorporating Seller’s Products. Should Buyer and Seller agree to proceed with such disclosure and licensing, Buyer and Seller will promptly negotiate in good faith and enter into a separate *** license agreement as applicable.

1.8	As used herein, “working days” shall mean non-holiday weekdays where the offices are not closed, for the Seller from which the Products were ordered and/or Toshiba, as applicable.

2.	Preferred Supplier Status, Forecast and Purchase Orders

2.1	During the term of this Agreement and subject to all terms and conditions herein, Buyer will treat Seller as its preferred supplier of any *** memory semiconductor chips (“Flash Memory Chips”), and will fulfill seventy percent (70%) of its requirements for Flash Memory Chips by purchasing Products from Seller or from any of Seller’s Affiliates, under this Agreement, and Buyer will (and will cause its third party contractors, subcontractors, CMs, as defined in Section 2.5), and development partners to), to the extent reasonably practical and except as would impose an unreasonable burden of redesign upon Buyer or result in any commercial or technical disadvantage to Buyer’s products or any customer application, design and develop all of its storage products to be substantially compatible with Seller’s Products. Provided, however, that, Buyer’s obligations to purchase Products from Seller under this Agreement will not apply: (i) to Flash Memory Chips ***, (ii) if, In a particular instance, Seller declines in writing to supply Products or substantially fails to supply Products within the timelines provided for in this Agreement or otherwise mutually agreed upon in writing, in which case Buyer may purchase such Flash Memory Chips from another supplier in such instance only, or (iii) if, in a particular instance, Buyer can demonstrate that *** or such other Flash Memory Chips themselves, in which case Buyer may purchase Flash Memory Chips from another supplier in such instance only. Buyer’s obligations under this Section 2.1 shall terminate automatically and no longer apply at any time upon expiration or termination of this Agreement. Buyer shall keep true and accurate records reasonably necessary to ascertain its compliance with its obligations under this Section 2.1, for at least one (1) year from the end of each fiscal year. Seller shall have the right, through an auditor designated by Seller and reasonably approved by Buyer, to make an examination and audit, at its expense and not more than once per calendar year, during normal business hours, of Buyer’s applicable records over the period of the past one (1) year as may contain information bearing upon the purchase of Flash Memory Chips by Buyer. In the event that such audit reveals for the period under audit any shortfall of Buyer’s purchase of Seller’s Products by more than *** Products that Buyer should have purchased In order to fulfill its obligations under this Section 2.1, then Buyer shall reimburse Seller for the cost of such audit and purchase additional Products from Seller equivalent to said shortfall.

2.2	Prior to the beginning of each calendar month, Buyer shall prepare in good faith based on its then current business plans and submit to Seller a non-binding forecast identifying the Products and indicating the quantity thereof it intends to order to Seller, either by itself (including Affiliates listed in

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

*** Confidential material redacted and filed separately with the Commission.

Sales Agreement among

Toshiba Corporation, Toshiba America Electronic Components, Inc. and Violin Memory, Inc.

Exhibit D) and/or through its CMs, and receive delivery over the next six (6) months, on a monthly rolling basis and broken down in a weekly fashion, for Seller’s planning purposes. Only Buyer’s written purchase orders shall express specific requirements for purchase of Products.

Buyer shall issue to Seller accordingly a purchase order that is substantially consistent with Its forecast, with a delivery leadtime of no loss than ***, to any Seller identified in an Exhibit C (C-1, C-2, etc.) attached hereto’

2.3	Each delivery of Products shall be initiated by Seller’s receipt of Buyer’s written purchase order. Each purchase order shall identify the Products ordered, indicate the requested quantity and then current price; and specify the requested delivery date.

2.4	The minimum order requirement is One Thousand Dollars (US$1,000.00) per order and Five Hundred Dollars (US$500.00) per line item.

2.5	Only Buyer’s Affiliates, and Buyer’s contract manufacturers when acting for the benefit of Buyer (“CM”), that are identified in Exhibit D attached hereto may order Products hereunder, only to Seller’s Affiliates that are identified in an Exhibit C (C-1, C-2, etc.) attached hereto, under the terms and conditions of this Agreement. Buyer shall cause its CMs to abide by the terms and conditions of this Agreement that are applicable to Buyer. In addition to the joint and several liability as provided for in the preamble of this Agreement, as CMs are acting on behalf of Violin, Violin shall be responsible and liable for any breach of this Agreement by any of its CMs.

2.6	Subject to the mutual agreement of Buyer and Seller, an Exhibit C may be added or Exhibit D may be revised, from time to time, to add or change Affiliates and CMs of Buyer who may order Products, and Affiliates of Seller from whom Products may be ordered, under the terms and conditions of this Agreement. Addition of Buyer’s CMs or Affiliates, will be subject to satisfactory credit review and approval of such CMs and Affiliates by Seller. When Buyer wishes to add a CM, Buyer shall provide to Seller a written consent signed by such CM that allows Seller and Its Affiliates to disclose to Buyer and its Affiliates the then current status of transaction hereunder between the CM and
Seller and its Affiliates during the term of this Agreement.

3.	Acceptance of Purchase Orders

3.1	Seller shall accept Buyer’s purchase orders, submitted in accordance with Section 2 above, within five (5) working days. No purchase order shall be binding, unless and until, accepted by Seller in writing, as of the date of Seller’s acceptance. Seller shall not reject any purchase order that substantially complies with the terms of this Agreement. For purchase orders that are not substantially consistent with Buyer’s forecast and exceed such forecast, Seller will consider in good faith the possibility of meeting such requirement of Buyer.

3.2	Seller understands that Buyer intends to pursue significant additional opportunities for distribution of its products that incorporate the Products, which may not have been reflected in Buyer’s forecasts yet as such opportunities are yet to be confirmed. Buyer will communicate with Seller about such potential additional requirements for Products, including with regard to Buyer’s updated estimates (if and as available) of possible quantities, schedules and probabilities. Buyer and Seller will use such information and discuss in order to reach mutual understanding as to whether or not Seller will be ready and able to accept and fulfill Buyer’s increased Product orders on a timely basis as may be necessary to support such additional opportunities, and what volume and schedule for delivery might be actually possible. Subject to and consistently with the foregoing mutual understanding, Seller will accept Buyer’s purchase orders in excess of its Product forecasts, but only to the extent that Seller’s Product availability and capacity anew and that the value of such excess amounts can be covered by the Warrant.

4.	Cancellation & Reschedule

Buyer and Seller hereby agree to the Cancellation and Reschedule terms as set forth in Exhibit B, attached hereto and incorporated herein.

5.	Shipment & Delivery & inspection

5.1	Shipments shall be made, and title to Products released hereunder and risk of loss shall pass from Seller to Buyer, in accordance with the terms set forth in the applicable

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

*** Confidential material redacted and filed separately with the Commission.

Sales Agreement among

Toshiba Corporation, Toshiba America Electronic Components, Inc. and Violin Memory, Inc.

Exhibit C. Unless otherwise specified by the Buyer, Seller shall ship Products according to Seller’s customary method. Products will be packed in accordance with good industry practices.

5.2	If Seller fails to deliver in a timely manner, then Buyer may require that Seller (at its sole expense) expedite routing by the quickest means. Seller will promptly notify Buyer in writing if it anticipates any delay in delivery, specifying the reason and expected delivery date. If an order is not delivered in full within fourteen (14) days of the scheduled delivery date, and such delay adversely impacts Buyer’s own delivery schedule for products that include the Products, then Buyer may elect to receive a discount (which shall be applied automatically to future orders) equal to: *** that were not delivered on-time; or the amount Buyer paid in excess, if any, for purchases of similar products from other sources to cover the Products that were not delivered on-time; provided, that Buyer acts reasonably to mitigate damages resulting from such late deliveries.

5.3	Notwithstanding anything to the contrary in this Agreement, and regardless of acceptance or acknowledgement by Seller of Buyer’s purchase orders pursuant to Section 3 hereof, Seller may withhold, suspend, or cancel shipment of Product hereunder, in whole or in part, but only to the extent and for the reasons described below in this Section 5.3. Seller shall not be liable for any damages or penalties for delay in delivery or non-delivery and Buyer shall not gain advantage or be released or exempted from any of its obligations hereunder (including those under Section 2.1) due to Seller’s delay in delivery or non-delivery, when such delay is due to non-payment or late payment by Buyer under Section 6 (including any payment under the Warrant), or due to any failure by Buyer to perform any of its material obligations under this Agreement, or due to any delay excusable ender Section 17, provided, that Seller gives Buyer written notice promptly of the reason for withholding, suspending, or canceling delivery and provided that, in the case of any force majeure, Seller uses its commercially reasonable efforts to overcome or avoid such delaying cause and resume its performance hereunder as soon as possible. In any such case, the delivery date shall be deemed extended until Buyer cures or the force majeure is overcome; provided; Buyer may cancel any purchase order for which delivery has been delayed more than thirty (30) days pursuant to force majeure under Section 17. In the event of any shortage of Products (for any reason) to meet the requirements of all of its customers, Seller shall supply to Buyer at least its pro-rata share.

5.4	Products are subject to Buyer’s inspection and acceptance. Buyer will have a commercially reasonable period (but not more than fourteen (14) days) after delivery to conduct visual inspections of the Products in order to verify that the Products are not physically damaged. Acceptance of any installment shall not be deemed acceptance of any subsequent installment. Buyer may reject any shipment of Products (or portion thereof) which contains any Product that is physically damaged. Buyer may return rejected Products to Seller, at Seller’s risk and expense.

6.	Payment terms

6.1	Other than amounts disputed in good faith, payment is due in accordance with the payment terms set forth in the Exhibit C attached hereto that is applicable to the relevant Seller’s Affiliate with whom Buyer placed its purchase order. ***. Notwithstanding anything to the contrary herein, and without modifying the joint and several liability of a party and its Affiliates, *** any credits or amounts owed by the same Affiliate of Seller to Buyer under this Agreement. Payment shall not constitute acceptance.

6.2

In addition to the foregoing, concurrent with the execution and delivery of this Agreement, Buyer shall execute and deliver to Seller a warrant in the form of Exhibit E attached hereto (the “Warrant”). Buyer agrees that in addition to, but not in lieu of, any remedies of Seller under this Agreement or applicable law, the Warrant shall became exercisable from time to time in accordance with its terms. Upon each exercise of the Warrant pursuant to the terms thereof, Buyer will be deemed to have paid Seller, in satisfaction of Buyer’s obligation to pay such undisputed unpaid amounts hereunder, an amount equal to (x) the number of Warrant Shares (as defined in the Warrant) issued upon such exercise multiplied by (y) the Stock Valuation Price (as defined in the Warrant), and such amount shall no longer be due and payable by Buyer

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

*** Confidential material redacted and filed separately with the Commission.

Sales Agreement among

Toshiba Corporation, Toshiba America Electronic Components, Inc. and Violin Memory, Inc.

and Buyer shall have no further obligation and Seller shall have no further remedy in respect of the past due payment for which the Warrant was exercised.

6.3	Buyer further agrees to make cash payments on *** amounts as soon as it has sufficient cash to do so and to continue such payments so long as it has sufficient cash and any amount remains *** and outstanding under this Agreement. If at any time amounts payable by Buyer under this Agreement remain *** for six (6) months, the parties agree to hold a management meeting to discuss appropriate arrangements for solving the situation.

6.4	in the event Buyer reasonably believes that it will not be able to fulfill its payment obligations under this Agreement, Buyer shall immediately so notify Seller in writing. In addition, upon request from Seller, Buyer shall provide Seller with its written assurance that it reasonably believes that it will be able to fulfill Its payment obligations under this Agreement.

7.	Pricing

7.1	Unit prices are as agreed upon separately in writing between Seller and Buyer. Buyer and Seller reserve the right, ***. Such changes shall not affect existing purchase orders scheduled for delivery within *** days. During the term of this Agreement, Seller shall use diligent and continuous efforts to reduce its costs and expenses for Products and reflect such savings in price reductions under this Agreement.

7.2	Seller represents and warrants that the prices charged Buyer hereunder do not and will not exceed the prices charged to any of Seller’s other customers for the same or comparable products in the same or similar volumes, that has not (i) *** relating to Seller’s manufacture or sale of the Product, or (ii) made significant *** manufacturing facilities. If Seller breaches the above representation and warranty, Seller shall offer the same prices under similar terms to Buyer. Seller shall keep true and accurate records reasonably necessary to ascertain its compliance with its obligations under this Section 7.2, for one (1) year from the end of each fiscal year. Buyer shall have the right, through an auditor designated by Buyer and reasonably approved by Seller, to make an examination and audit, at its expense and not more than once per calendar year, during normal business hours of Seller, of Seller’s records over the period of the past one (1) year as may contain information bearing upon the sale of Flash Memory Chips to other customers. In the event that such audit reveals for the period under audit, subject to (i) and (ii) above, any sale of Products under similar terms at prices lower than the ones offered to Buyer by ***, then Seller shall reimburse Buyer for the cost of such audit and the excess amount paid by Buyer for the Products.

7.3	Unless otherwise required by law, all prices will be quoted and billed exclusive of federal, state, local excise, sales, and similar taxes (collectively, “Levies’”). Unless Buyer claims any tax exemption and furnishes Seller with a valid tax exemption certificate issued by or acceptable to the applicable taxing jurisdiction or entity, Levies will appear as additional items on Seller’s invoices.

8.	Warranty, Quality and Support

8.1	Seller warrants that during a period of *** from the date of delivery by Seller to Buyer (the “Warranty Period”), the Products to be delivered hereunder and replacement thereto:

(a)	shall conform to the Specification, and

(b)	will be free from defects in design, material and workmanship, and

(c)	will be new and delivered with good and marketable title, free and clear of all liens and encumbrances, and

(d)	will comply with ROHS and WEEE requirements, and all other laws, rules and regulations as may be applicable in the territory where the Product is made, or sold by Seller.

This warranty shall not apply:

(i)	to Products deemed by Buyer and Seller to be developmental, as evidenced by their Mutual written agreement;

(ii)	to the extent that the Products are modified without Seller’s express written consent, which modification causes the noncompliance;

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

*** Confidential material redacted and filed separately with the Commission.

Sales Agreement among

Toshiba Corporation, Toshiba America Electronic Components, Inc. and Violin Memory, Inc.

(iii)	to Products that are not stored or used in an application or environment intended by the applicable Specification where the non-compliance is caused by the way the Products were stored or used; or

(iv)	to instances where any Product is used in combination with any other devices, products or materials not supplied or approved by Seller in writing and not contemplated by the Specification, which combination causes the noncompliance.

THIS WARRANTY IS EXCLUSIVE AND IN LIEU OF, AND SELLER EXPRESSLY DISCLAIMS, ALL OTHER WARRANTIES EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.2	The foregoing warranties, and the parties’ respective rights and obligations in respect thereof, shall survive delivery, acceptance, use and payment, in accordance with their terms, and inure to the benefit of Buyer and its successors and assigns.

8.3	Seller represents and warrants that it (and its contract manufacturers) will maintain quality systems that meet current certification to the applicable ISO 9000 series of standards for the Products. With reasonable advance notice, not more than once per calendar year, and in compliance with Sellers reasonable security and safety requirements, Buyer and/or its designated representative as approved in advance and in writing by Seller (which approval shall not be unreasonably withheld) ***.

8.4	Until expiration of the last Warranty Period for a specific Product, Seller will perform problem analysis on Product that is returned from Buyer and is reasonably suspected to have a Failure (as defined in Section 9.1 below), in good faith and to a reasonable extent (and Seller agrees to use commercially reasonable efforts to perform problem analyses even after the last to expire Warranty Period, but only so long as it has the capabilities necessary to do so). Seller will use commercially reasonable efforts to respond within ten (10) working days of receipt by the Seller of the returned Product (together with any supporting data or information reasonably requested by Seller) with an initial assessment of the cause of the Failure and within thirty (30) days of receipt by the Seller of the returned Product (together with any supporting data or information reasonably requested by Seller) with the root cause of the Failure. Before contacting Seller for support, Buyer will use reasonable efforts to isolate any problem to the Products. Seller represents and warrants that (a) the problem analysis hereunder will be performed in a professional and workmanlike manner, and in accordance with good industry practices, and (b) all personnel performing the services are well qualified through appropriate education, training and experience.

9.	Remedies

9.1	Warranty Remedies. During the Warranty Period, if the Product(s) delivered fail to conform to any warranty set forth herein (a “Failure’), Buyer may return the affected Products to Seller and provided that:

(a)	Buyer promptly notifies Seller in writing upon Buyer’s discovery or learning of the Failure, including a detailed explanation of any alleged deficiencies;

(b)	Buyer returns such Products to Seller with an RMA number supplied by Seller;

(c)	Seller confirms whether any returned Product has a Failure, within ten (10) working days after receipt by Seller of such Product (together with any supporting data or information reasonably requested by Seller) from Buyer; and

(d)	such Failure was not caused by accident, misuse, abuse, neglect, alteration, improper installation, repair, or improper testing after the Product was delivered to Buyer,

Seller will, at its expense, replace any Product with Failure and deliver new Product to Buyer as soon as reasonably possible, subject to availability of such Product.

Seller shall then further reimburse Buyer for the transportation charges paid by Buyer for such nonconforming Products. In the event Seller cannot deliver a replacement Product within ninety (90) days after confirmation that

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

*** Confidential material redacted and filed separately with the Commission.

Sales Agreement among

Toshiba Corporation, Toshiba America Electronic Components, Inc. and Violin Memory, Inc.

the Product has a Failure, then Seller will issue Buyer a credit equal to the purchase price of the Product with Failure.

9.2	For avoidance of doubt, Buyer’s rights and remedies in connection with a Failure, and Seller’s obligations, under this Section 9 shall apply to lots, shipments of other groups of Products based on statistically significant sampling measures which shall in no event be ***.

9.3	Epidemic Failure.

(i)	“Epidemic Failure shall mean failures in Products to meet any warranty set forth herein regardless of the Warranty Period or its expiration, that (a) have the same root cause, verified by the Seller in good faith, and (b) result from any nonconformance to the Specification or from any defect in materials, workmanship, or design, and (c) have, or Seller and Buyer in good faith agree that it is reasonably expected that such failures will soon amount to, a failure rate equal to or in excess of the failure rate #1 applicable to the specific Product model as specified in Exhibit A, together with the method in computing such rate. “Epidemic Failure” shall also mean the case where the parties agree in writing (such agreement not to be unreasonably delayed or withheld) that it is reasonably necessary to recall such Products in order to prevent or remedy any health or safety risk, or any violation of any applicable law, regulation or rule, arising from a failure of or in such Products.

(ii)	The party that detects a possible Epidemic Failure shall promptly notify the other party in writing, and shall provide, if known and as may then exist, a description of the Epidemic Failure, and the suspected lot numbers, serial numbers or other identifiers, and delivery dates, of the Products having the Epidemic Failure. Buyer shall use reasonable efforts to make available to Seller samples of the Products with the Epidemic Failure for testing and analysis and other information and assistance as reasonably required to enable Seller to conduct its root cause analysis and develop a corrective action report.
Seller shall promptly provide its preliminary findings regarding the root cause of the Epidemic Failure. The parties shall cooperate and work together to determine the root cause. Thereafter, Seller shall promptly provide Buyer with the results of its root cause analysis, its proposed recovery plan, and such other appropriate information. Seller shall recommend a recovery action program which identifies the affected units having the Epidemic Failure, with an eye to minimize disruption to end users of Buyer’s products. Buyer and Seller shall consider, evaluate and agree upon and determine a recovery action program that is reasonably acceptable to both parties (the “Recovery Action Plan”).

(iii)	Upon the occurrence of an Epidemic Failure, Seller shall:

(a)	at Buyer’s option:

(i)	replace the affected Products; or

(ii)	provide a credit to Buyer in an amount equal to the amount paid by Buyer for the affected Products, upon return of said affected Products; and

(b)	reimburse Buyer for all reasonable costs and expenses, including labor, equipment and processing costs incurred by Buyer or third parties in investigation of the Epidemic Failure and the implementation of the Recovery Action Plan, including test procedures, test equipment, the testing of Products, replacement of the affected Products; and

(c)

reimburse Buyer for reasonable costs and expenses with regard to freight, transportation, customs, duties, insurance, storage; handling and other shipping costs incurred by Buyer in connection with the replacement of the affected Products (and Buyer’s products in which the Products are

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

*** Confidential material redacted and filed separately with the Commission.

Sales Agreement among

Toshiba Corporation, Toshiba America Electronic Components, Inc. and Violin Memory, Inc.

incorporated), provided, however, that Buyer shall endeavor to mitigate the extent and amount of such costs and expenses.

10.	Return Material Authorization

10.1	All Products which Buyer returns to Seller shall be accompanied by a Return Material Authorization (RMA) number. Unless further verification is required by Seller, Seller shall provide Buyer with an RMA number within three (3) working days of Buyer’s request for return of the nonconforming Product to Seller.

10.2	If it is determined that the Failure Is electrical, mechanical, or of any other nature requiring further verification by Seller, Buyer shall return to Seller an agreed upon number of data-logged samples of the Product lot, whereupon Seller shall issue a Failure Analysis (FA) number. Buyer may, at its option, suspend the processing of invoices through Buyer’s accounting system for such nonconforming Product and suspend payments under this Agreement. Seller shall analyze the samples and report its findings to Buyer as soon as possible but in no event more than ten (10) working days after receipt by Seller of the samples (together with any supporting data or information reasonably requested by Seller) and shall promptly complete the failure analysis and take corrective action.

10.3	An RMA shall be issued within three (3) working days if the verification under Section 10.2 results in confirmation of the existence of a Failure.

10.4	Upon mutual agreement, Seller shall replace the Product or credit the purchase price of any Product which has been found to be nonconforming. If the returned Product is subsequently determined by Buyer and Seller to be in conformance, Buyer shall promptly complete payment in accordance with Section 6.

10.5	RMA Products will be shipped from Seller’s CM to the destination specified by Seller. Transportation charges and risk of loss or damage for Products returned from Buyer to Seller or from Seller to Buyer under this Section shall be at Seller’s expense, provided that Buyer shall reimburse Seller for any transportation charges paid by Seller for returned Products which are subsequently determined as a result of problem analysis pursuant to Section 8.4 to be conforming.

11.	Material Availability

11.1	Subject to the terms and conditions of this Agreement, including without limitation the provisions of Sections 1.4, 11.2, 11.3, 15 and 16, Seller agrees to maintain Products (including Changed Products based thereon), or technically substantially equivalent products that are reasonably acceptable to Buyer, available for purchase or replacement, in each case, for a period of at least two (2) years after the first commercial shipment of Products (including Changed Products based thereon) by Seller to Buyer (including any Affiliate and CM) under this Agreement (“Minimum Supply Period”).

11.2	Notwithstanding anything to the contrary in this Agreement, Seller may discontinue the sale of those Products included in this Agreement (and no longer have the obligation to supply such Products), by notifying Buyer of such discontinuance in writing at any time after expiration of the Minimum Supply Period, but no less than *** in advance of the last order date.

11.3	In respect of Products for which notice of discontinuance has been received in accordance with Section 11.2, Buyer shall have *** to place a Life Time Buy (LTB) order(s) subject to Section 11.4 below, and must take receipt of the Products within *** after expiration of such ***.

11.4	After receipt of such notice of discontinuance, Buyer may determine the Life Time Buy (LTB) quantity under the following conditions:

(i)	The LTB Quantity shall be by mutual agreement if Buyer desires to order more than the purchased volume of Product by Buyer for the preceeding eighteen (18) months;

(ii)	The price shall be negotiated at the time Seller gives notice of the discontinuance in light of Section 7.2 (as compared to other LTB buyers of the same discontinued Product).

11.5	Seller shall reasonably consider and endeavor to meet Buyer’s requirements for longer periods of availability than are provided above in this Section 11, subject to

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

*** Confidential material redacted and filed separately with the Commission.

Sales Agreement among

Toshiba Corporation, Toshiba America Electronic Components, Inc. and Violin Memory, Inc.

good faith negotiations and mutual agreement regarding reasonable business conditions (including without limitation, price).

11.6	If Seller determines that the availability of discontinued Products exceeds the LTB requirements of all its customers, then Buyer shall reasonably consider Increasing its LTB order, subject to good faith negotiations and mutual agreement regarding reasonable business conditions (Including without limitation, price).

12.	Limitation of Liability

EXCEPT FOR EITHER PARTY’S BREACH OF CONFIDENTIALITY UNDER SECTION 19 OR SECTION 26.2, IN NO EVENT SHALL SELLER OR BUYER BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, LOSS OF USE, OR FOR INCIDENTAL, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING FROM THE SALE OR USE OF THE PRODUCTS, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION (WHETHER IN CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE), EACH OF BUYER AND SELLER’S AGGREGATE LIABILITY FOR ANY DAMAGES OR CLAIMS ARISING OUT OF OR RELATING TO ANY PRODUCTS HEREUNDER SHALL IN NO EVENT EXCEED TILE AMOUNT BUYER PAID FOR THE PRODUCT(S) GIVING RISE TO THE CLAIM OR DAMAGES FOR THE PREVIOUS TWELVE (12) MONTHS IMMEDIATELY PRIOR TO THE CLAIM OR EVENT THAT RESULTED IN SUCH CLAIM OR DAMAGES, EXCEPT THAT:

(i)	IN THE CASE OF EPIDEMIC FAILURES OCCURRING AT A RATE EQUAL TO OR HIGHER THAN FAILURE RATE #2 APPLICABLE TO THE PRODUCT AS SET FORTH IN THE APPLICABLE EXHIBIT A, SELLER’S AGGREGATE LIABILITY SHALL NOT EXCEED ALL AMOUNTS PAID HEREUNDER FOR THE PRODUCT(S) GIVING RISE TO THE CLAIM OR DAMAGES DURING THE ***;

(ii)	IN THE CASE OF LIABILITIES TO THIRD PARTIES UNDER THE INDEMNITIES IN THIS AGREEMENT, SELLER’S AGGREGATE LIABILITY SHALL NOT EXCEED ALL AMOUNTS PAID HEREUNDER FOR THE PRODUCT(S) GIVING RISE TO THE CLAIM OR DAMAGES DURING THE ***; AND
(iii)	IN THE CASE OF EITHER PARTY’S BREACH OF CONFIDENTIALITY UNDER SECTION 19 OR SECTION 26.2, EACH PARTY’S AGGREGATE LIABILITY SHALL NOT EXCEED ALL AMOUNTS PAID HEREUNDER DURING THE ***, WHICHEVER IS GREATER.

13.	Intellectual Property Rights Indemnification

13.1	Subject to the provisions as set forth herein below, Seller shall defend, indemnify, and hold Buyer, its Affiliates and customers, and their officers, directors, stockholders and employees (“Buyer Indemnitees”), harmless from and against all demands, liabilities, losses, penalties, damages, obligations, causes of action, suits, claims, proceedings or injuries of any kind (collectively, “Claims”) arising from any actual or claimed infringement, violation or misappropriation of patents, mask work rights, copyrights or trade secret rights with respect to the Products or any use of the Products.

13.2	In the case of any indemnity under this Agreement:

(i)	Buyer shall promptly notify Seller In writing of any claim of infringement upon determining such claim is covered by this indemnity; provided, however, any such failure to notify shall not relieve Seller of its obligations hereunder except to the extent that Seller is actually prejudiced by such failure to notify; and

(ii)	Seller shall have sole control of both the defense of any action on such claim and all negotiations for its settlement or compromise; provided, Buyer and any Buyer Indemnitee may participate in any proceeding using counsel approved by Seller in advance (which approval shall not be unreasonably withheld), at its own expense; and provided further, if representation by counsel retained by Seller would be inappropriate because of conflict of interests of Buyer or any Buyer Indemnitee and any other party represented by such counsel, Buyer may so notify Seller in writing and Seller will elect a different counsel; and

(iii)	at Seller’s sole cost and expense, Buyer shall provide all reasonably necessary information and assistance to Seller and its counsel for the defense of such claim; and

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Sales Agreement among

Toshiba Corporation, Toshiba America Electronic Components, Inc. and Violin Memory, Inc.

(iv)	Seller will not enter into any settlement, consent judgment or other voluntarily final disposition of any action hereunder, or make any admission or take any other action, that adversely affects Buyer or any other Buyer Indemnitee, without Buyer’s prior written consent; and

(v)	if, after having received from Buyer a written notice of a Claim, Seller fails to assume within a reasonable time (in writing) and conduct the defense or take reasonable action to settle such matter, and Seller has sufficient facts to determine that it owes a valid duty to indemnify Buyer under the terms of this Agreement, then Buyer may control its own defense using counsel approved by Seller in advance (which approval shall not be unreasonably withheld), and Seller shall be responsible for all such costs and expenses, as well as any award or settlement.

13.3	Notwithstanding the foregoing, Seller shall have no liability or obligation to Buyer under this Section 13 to the extent that any of the following apply:

(i)	With respect to any infringement of a third party’s intellectual property rights, or Claims thereof, to the extent based on:

a.	a Seller’s compliance with concrete instructions, designs, or specifications provided by the Buyer, its Affiliates, CMs, or designees, and the infringement would not have occurred but for such compliance;

b.	Use of the Products in combination with any other devices, products or materials not provided or approved by Seller in writing, where the infringement would not have occurred but for such combination;

c.	Use or storage of the Products in an application or environment not intended by the applicable
Specification, unless approved in advance and in writing by Seller, and the infringement would not have occurred but for use or storage in such application or environment;

d.	Modifications or additions to Products by Buyer that were not expressly approved by Seller in writing, and the infringement would not have occurred but for such modification or addition.

13.4	In the event that any Product is held by a court having jurisdiction to constitute an infringement or its use is enjoined, Seller, at its option and at its own expense, will also:

(i)	Procure for Buyer and other Buyer lndemnitees the right to continue using such Product royalty-free;

(ii)	Replace such Product to Buyer’s reasonable satisfaction with non-infringing product of equivalent quality and performance; or

(iii)	provide a credit or refund to Buyer, as the parties may agree, in an amount equal to the amount paid by Buyer for the affected Products.

14.	Indemnification

14.1	Subject to and in accordance with the procedures and conditions set forth in Section 13.2, Seller agrees to defend, indemnify and hold harmless Buyer lndemnitees from and against any and all Claims from third parties caused by

(i)	any death or bodily injury or property damage resulting from any use of the Product,

(ii)	Seller’s violation of any applicable law, rule or regulation, or

(iii)	Seller’s gross negligence, willful misconduct or material breach of any term of this Agreement.

14.2	Notwithstanding the foregoing, Seller shall have no liability or obligation to Buyer under this Section 14 to the extent that items (i), (ii) or (iii) listed in Section 14,1 above are based on any of the following:

(a)	Seller’s compliance with concrete instructions, designs, or specifications provided by the Buyer, its Affiliates, CMs, or designees, where such Claim would not have occurred but for such compliance;

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Sales Agreement among

Toshiba Corporation, Toshiba America Electronic Components, Inc. and Violin Memory, Inc.

(b)	Use of the Products in combination with any other devices, products or materials not provided or approved by Seller in writing, where such Claim would not have occurred but for such combination;

(c)	Use or storage of the Products in an application or environment not intended by the applicable Specification, unless approved in advance and in writing by Seller, where such Claim would not have occurred but for such use or storage in such application or environment;

(d)	Modifications or additions to Products by Buyer that were not expressly approved by Seller in writing, where such Claim would not have occurred but for such modification or addition.

15.	Term

The term of this Agreement shall be for three (3) years from the Effective Date, regardless of the date of its execution, and shall be automatically renewed thereafter for successive one (1) year terms, unless either party notifies the other party in writing of its intention not to extend the then current term of this Agreement at least ninety (90) days prior to expiration thereof.

16.	Termination for Cause

(i)	Either party may terminate this Agreement and/or any purchase order, effective upon written notice to the other party should any of the following events occur:

a.	The other party files a voluntary petition in bankruptcy;

b.	The other party is adjudicated bankrupt;

c.	The other party makes an assignment for the benefit of its creditors;
d.	A court assumes jurisdiction of the assets of the other party under any bankruptcy; or

e.	A party admits in writing that it is unable to pay its debts as they become due.

(ii)	Either party shall have the right to terminate this Agreement and/or any purchase order in the event of a material breach under this Agreement or such purchase order by the other party in case such breach continues for a period of thirty (30) days after written notice thereof to the other party. Buyer’s obligation to pay all charges which shall have accrued and compensation, if any, for conforming Products delivered prior to the effective date of any such termination, shall survive any termination of this Agreement.

(iii)	Upon any expiration or termination of this Agreement, all rights, licenses and obligations of the parties hereunder shall cease, except that all obligations that accrued prior to the effective date of termination and any remedies for breach of this Agreement shall survive any termination; all obligations of the parties under any purchase orders previously accepted under Section 3 (including any LTB orders) that are outstanding on the effective date of termination shall remain in effect and supplied and paid for in accordance with the terms of this Agreement (except that at the case of termination under Section 16(ii), in which case the terminating party may elect whether the parties’ obligations under such orders shall be fulfilled); and the provisions identified in Section 24.4 shall survive.

17.	Force Majeure

Neither Buyer nor Seller shall be liable for any delay in delivery or for non-delivery or the delay or failure in performing any other obligation under this Agreement that is caused by the occurrence of any contingency beyond the reasonable control of the affected party, including but not limited to earthquake, tsunami, war, riot, act of any government or judicial action, labor disputes, accidents, fire, acts of God, shortages of fuel, raw material or machinery where the affected party has

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

*** Confidential material redacted and filed separately with the Commission.

Sales Agreement among

Toshiba Corporation, Toshiba America Electronic Components, Inc. and Violin Memory, Inc.

exercised ordinary care in the prevention thereof. This provision does not apply or excuse any delay or failure in performance attributable to a party’s business decisions or economic inefficiencies. So long as any force majeure affects any Seller’s ability to supply Products as provided herein, Section 2.1 shall not apply in respect of Buyer’s purchases of third party products during such time period.

18.	[INTENTIONALLY LEFT BLANK]

19.	Confidentiality

19.1	“Confidential information” shall mean any technical, financial, business, legal, regulatory or other information of a proprietary or confidential nature, including Financial Statements and Shareholder Rights Financial Information (as defined in Section 26 below) disclosed by one party (or any of its Affiliates) to the other or any of its Affiliates or CMs, which is on written, graphic, machine-readable or other tangible form and is marked “Confidential Information” or some other similar marking to indicate its confidential nature, information disclosed orally by one party to the other or any of Its Affiliates pursuant to this Agreement, provided that such information is designated as confidential at the time of disclosure and is summarized in a writing by the disclosing party within a reasonable time not exceeding thirty (30) days after its oral disclosure, and such writing is marked in a manner to indicate its confidential nature and delivered to the receiving party. Confidential Information includes any copy, abstract, summary, analysis or other derivative of any of the foregoing.

19.2	For a period of *** years after receipt of the other party’s Confidential Information, neither party shall disclose, publish or otherwise disseminate to any third party (except to its Affiliates or subcontractors who are similarly bound to protect the Confidential Information) any of the other party’s Confidential Information, nor copy or use such Confidential Information except for the purposes of this Agreement (except for Shareholder Rights Financial Information which may be used by the Shareholder-Seller as a shareholder or investor in Buyer). Either party may disclose the other party’s Confidential Information only to its personnel that have a need to know for the purposes of this Agreement and who are hound by confidentiality obligations at least as protective as these. Either party shall be responsible for any breach of confidentiality by its Affiliates, CMs, subcontractors and personnel. The standard of care to be exercised by the receiving party to meet such obligation shall be the standard exercised by the receiving party with respect to its own proprietary information of a similar nature, but in no event less than due care exercised by a reasonable person. At either party’s request at any time, the other party shall return all tangible Confidential Information of the other party, permanently erase all such Confidential information from any storage media and destroy all information records and materials developed therefrom. Notwithstanding the above, neither party shall assume the above confidentiality obligation with regard to any information which:

•	is published or otherwise made available to the public by the disclosing party;

•	is rightfully known to the receiving party on a non-confidential basis prior to its first receipt of the same from the disclosing party;

•	is independently developed by the receiving party without using the other’s Confidential Information;

•	is rightfully received by one party from a third party without any limitation of confidentiality;

•	is approved for release by a prior written agreement of the disclosing party; or

•

is necessarily disclosed to any governmental body or judicial entity having jurisdiction and calling therefor, or the disclosure is otherwise required by law but only for the purposes of, and solely to the minimum extent necessary to comply with, such governmental or legal requirement).

19.3	Except as expressly provided for or expected under this Agreement, no other right or license is granted (by implication, estoppel or otherwise) and each party shall own and retain all rights, title and interests in and to its Confidential Information (including without limitation, all patent rights, copyright rights, trade secret rights and other intellectual property and proprietary rights embodied therein or derived therefrom).

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Sales Agreement among

Toshiba Corporation, Toshiba America Electronic Components, Inc. and Violin Memory, Inc.

20.	Export Regulations

20.1	The parties agree that, unless otherwise provided for in the applicable Exhibit C attached hereto, no products, information, or technical data furnished hereunder or any direct product thereof is intended to or will be exported or re-exported, directly or indirectly, to any destination restricted or prohibited by the applicable export control regulations, including the Foreign Exchange and Foreign Trade Act of Japan and the U.S. Export Administration Regulations, without authorization from the appropriate governmental authorities. Each party hereby certifies that it will not use any information or products supplied by the other party hereunder for any purpose to develop or manufacture conventional weapons and/or nuclear, chemical, biological weapons or missiles (hereinafter “weapons of mass destruction”) in violation of any applicable law. Furthermore, Buyer certifies that it will not provide any Product to any third party if Buyer knows that the end user of Products will use them for the development and/or manufacture of conventional weapons and/or weapons of mass destruction.

21.	Assignment

Neither party shall assign, transfer, delegate, or otherwise dispose of this Agreement, or any of its rights, interests or obligations hereunder without prior written consent of the other party, which shall not be unreasonably withheld. However, without consent, Buyer may assign this Agreement and all of its rights and obligations to any of its Affiliates (whether or not listed in Exhibit D). Any attempt to do otherwise shall be void and of no effect, This Agreement will be binding upon and inure to the benefit of the successors, representatives and permitted assigns of the parties.

22.	Governing Law

This Agreement shall be interpreted and governed by the laws of the State of California, without reference to the rules or principles of it conflict of laws. The UN Convention on Contracts for the international Sale of Goods shall not apply to this Agreement.

23.	Precedence

This Agreement takes precedence over any terms and conditions on Seller’s form accepting Buyer’s order and over any terms and conditions on Buyer’s purchase order or Seller’s invoice.

24.	Entire Agreement

24.1	This Agreement is the entire agreement between the parties and supersedes, terminates and replaces any prior communications, representations, or agreements as to the subject matter hereof, whether written or oral, except for those certain emails attached hereto as Exhibit F, which both parties agree shall be incorporated in this Agreement by this reference,

24.2	No modification of this Agreement shall be binding upon either party unless it is in writing and executed by an authorized representative of each party.

24.3	Headings have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

24.4	Sections 5, 6, 7.2, 8, 9, 10, 11.4(ii), 12, 13, 14, 16(iii), 19, 20, 21, 22, 23, 24 and 25 shall survive the termination or expiration of this Agreement.

24.5	No consent or waiver under this Agreement will be effective unless in writing and signed by the party against which enforcement is sought. The parties shall be independent contractors under this Agreement, and nothing herein will constitute either party as the employer, employee, agent or representative of the other party, or both parties as joint venturers or partners for any purpose. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be constructed as a waiver of such right. Unless expressly provided otherwise, each right and remedy in this Agreement is in addition to any other right or remedy, at law or in equity, and the exercise of one right or remedy will not be deemed a waiver of any other right or remedy. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that the Agreement shall otherwise remain in full force and effect and enforceable.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

*** Confidential material redacted and filed separately with the Commission.

Sales Agreement among

Toshiba Corporation, Toshiba America Electronic Components, Inc. and Violin Memory, Inc.

24.6	Any notice or communication hereunder shall be in writing and either personally delivered or sent via confirmed facsimile, recognized express delivery courier or certified or registered mail, prepaid and return receipt requested, addressed to the other party at its address specified above, or at such other address designated in a subsequent notice. All notices shall be in English, effective upon receipt.

25.	Insurance

25.1	Seller shall procure and carry in full force and effect such adequate insurance protection with reputable insurance company as will be sufficient to secure its potential liabilities under this Agreement, in types and amounts customary in its industry for similar services and products (including without limitation, product liability insurance). Upon expiration or termination of this Agreement, Seller will either maintain an active policy, or purchase an extended reporting period, providing coverage for claims first made and reported to the insurance company for two (2) years after the expiration or termination of this Agreement.
26.	*** Information

26.1	Buyer shall supply Toshiba or its designated Affiliate(s) listed in Exhibit C with:

(i)	Buyer’s ***;

(ii)	***.

26.2	Buyer hereby acknowledges and agrees that during the term of this Agreement, Affiliates of Seller (that are identified in an Exhibit C attached hereto) may receive from Toshiba or TAEC (the “Shareholder-Sellers”) certain information regarding Buyer’s *** that Buyer intentionally provided to such Shareholder-Seller as a potential investor or a shareholder of Buyer (“Shareholder Rights *** Information”), provided that, unless otherwise authorized by Buyer in writing, the Shareholder-Sellers shall not disclose to its other Affiliates (and Shareholder Rights *** information shall not include) any information that It may receive from Buyer as a potential investor or shareholder of Buyer that is not reasonably necessary for purposes of reviewing *** of Buyer in connection with this Agreement (such as, for example, information about other stockholders of Buyer).

26.3	Buyer and Seller shall meet from time to time upon request, and discuss Buyer’s ***, for seeking a reasonable mutually agreeable ***.

Please return one fully-signed original of this agreement to TAEC Attention:

Legal/Contracts Administration Department. 19900 MacArthur Boulevard, Suite 400, Irvine, CA 92812

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have executed the Agreement.

Toshiba Corporation		Violin Memory, Inc.

By:	/s/ Yasuo Naruke	By:	/s/ Don Basile

Name:	Yasuo Naruke	Name:	Don Basile

Title:	Vice President, Memory Division Semiconductor & Storage Products Company	Title:	President and CEO

Date:	December 22, 2011	Date:	1/20/12

Toshiba America Electronic Components, Inc.

By:	/s/ Hitoshi Otsuka

Name:	Hitoshi Otsuka

Title:	President/CEO

Date:	December 22, 2011

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

*** Confidential material redacted and filed separately with the Commission.

EXHIBIT A

PRODUCTS

BUYER’S PART NUMBER	SELLER’S PART NUMBER		FAILURE RATE

	***	***	#1 ***

#2 ***

	***	***	#1 ***

#2 ***

	***	***	#1 ***

#2 ***

	***	***	#1 ***

#2 ***

	***	***	#1 ***

#2 ***

	***	***	#1 ***

#2 ***

	***	***	#1 ***

#2 ***

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

*** Confidential material redacted and filed separately with the Commission.

EXHIBIT B

Cancellation and Re-Schedule Terms

Unless otherwise agreed in writing between Buyer and Seller below, Buyer may only cancel or reschedule orders in accordance with the following terms:

Cancellation:

Seller requires that Buyer provide written notice to cancel a purchase order, in whole or in part, no less than ***, before the latter of: the original promised ship date, the current promised ship date from Seller’s facility or the date Buyer has requested. Any cancellation for which a notice is provided with less than such *** advance period shall be subject to a cancellation charge payment by Buyer to Seller, equivalent to One Hundred Percent (100%) of the sales price of the applicable Products, but not in excess of Seller’s actual damages, which Seller shall endeavor to mitigate (such as, for example, by redeploying materials and finished Products to other buyers); provided, if Buyer’s cancellation is for good reason (such as, for example, as a result of cancellation by Buyer’s customer of its order for Buyer’s products that incorporate the Products), then Seller and Buyer shall endeavor to reach accommodations that minimize each party’s damages.

Rescheduling:

Seller requires that Buyer provide written notice to reschedule an order for Products no less than *** but not more than ***, before the latter of the original promised ship date, the current promised ship date from Seller’s facility, or the date Buyer has requested. Orders may be rescheduled one time within the *** period following the original delivery date. The rescheduled order may not be canceled.

LTB products:

Notwithstanding anything herein, cancellation and rescheduling terms applicable to Products provided by Seller to Buyer based on its LTB purchase order shall be NCNF (No Cancellation, No Rescheduling), provided, if Buyer has a good reason (such as for example, cancellation by Buyer’s customer of Its order for Buyer’s products that incorporate the Products), then Seller and Buyer shall endeavor to reach accommodations that minimize each party’s damage

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

*** Confidential material redacted and filed separately with the Commission.

EXHIBIT C-1

Payment, Delivery, Risk of Loss, and other specific terms applicable to

Toshiba America Electronic Components, Inc.

Payment:

Net *** after the date of the invoice for the first six (6) months after the Effective Date of this Agreement, and net *** after the date of the invoice for the seventh (7th) month and thereafter.

Delivery:

F.C.A. Irvine, CA (incoterms 2010). Freight will be prepaid by Seller and invoiced to Buyer.

Risk of Loss:

Title to all Products released hereunder and risk of loss or damage shall pass from Seller to Buyer upon delivery of the Products cleared for export to the common carrier for shipment to Buyer.

Export Control:

Regardless of Section 20 of the Agreement, between TAEC and Violin Memory, Inc. (“Violin”), Violin and the Products, information, or technical data furnished by TAEC to Violin, shall be subject to certain restrictions related to export control, end-uses, and end-users, as specified in that certain Statement of Assurance addressed to TAEC and executed by Violin. Buyer understands and acknowledges that TAEC requires execution of a statement of assurance in a satisfactory form as a condition for shipping Products, for each applicable entity of Buyer, its Affiliates, or CMs.

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXHIBIT D

Buyer’s Affiliates and CMs

•	Buyer and Its Affiliates (as of the Effective Date of the Agreement);

Violin Memory, Inc.

•	Buyer’s CMs (as of the Effective Date of the Agreement):

Flextronics

Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

EXHIBIT E

Warrant